Exhibit 99.3

Wells Real Estate Fund XII, L.P. Fact Sheet	XII

DATA AS OF JUNE 30, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
AT&T Oklahoma	SOLD	45%	12/28/00	$15,327,554	4/13/05	$21,430,000	$9,585,397
Comdata	100%	45%	5/15/01	$25,002,019	N/A	N/A	N/A
111 Southchase Boulevard (Formerly known as the EYBL CarTex building)	0%	17%	5/18/99	$5,121,827	N/A	N/A	N/A
Gartner	SOLD	17%	9/20/99	$8,347,618	4/13/05	$12,520,404	$2,118,335
Johnson Matthey	SOLD	17%	8/17/99	$8,056,392	10/5/04	$10,000,000	$1,653,361
Siemens	100%	45%	5/10/00	$14,294,990	N/A	N/A	N/A
20/20 Building (Formerly known as the Sprint building)	0%	17%	7/2/99	$9,546,210	N/A	N/A	N/A
WEIGHTED AVERAGE	75%

*	The Acquisition Price does not include the upfront load.

FUND FEATURES

OFFERING DATES	March 1999 – March 2001

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 76% Tax-Preferred – 24%

AMOUNT RAISED	$35,611,192

Please note that the figures in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XII is in the holding phase of its life cycle. The fund now owns interests in four properties, having sold the Gartner and AT&T buildings. Two of the remaining properties are 100% leased to tenants in the beginning to middle of their lease terms, and the other two buildings are vacant. Our focus at this time involves leasing these two vacant properties in the portfolio and maximizing operating performance in the remaining assets in order to deliver what we believe will be the best overall performance for our investors.

We have seen a number of positive events in 2005. The Gartner and AT&T buildings were sold as part of a larger portfolio sale, and this transaction reflected a significant increase over the initial purchase prices of both assets. We completed the first distribution of net sale proceeds to the limited partners in May 2005, totaling approximately $1,450,000. We also announced the next net sale proceeds distribution, scheduled for the fourth quarter 2005, totaling $11,900,000 from the sales of Johnson Matthey, Gartner, and AT&T Oklahoma.

While the property sales have delivered positive results, we do face some near-term leasing issues with the two vacant properties. These leasing challenges may impact operating performance, but we are aggressively working with potential tenants in these markets to minimize any negative effects to the extent possible.

The second quarter 2005 operating distributions to the Cash-Preferred unit holders were 5.00%, a decline from the prior quarter due primarily to the reduced cash flow from the property sales. The General Partners anticipate that operating distributions may decline in the near term, given the reduced cash flow from the property sales and several potential capital issues, including: (i) re-leasing costs for the 20/20 and 111 Southchase buildings; and (ii) other capital improvements for the Comdata and 20/20 buildings.

Continued on reverse

Wells Real Estate Fund XII, L.P. Fact Sheet	XII

DATA AS OF JUNE 30, 2005

Note that the Cumulative Performance Summary provides a high-level overview of the fund’s overall performance to date.

Property Summary

•	The AT&T Oklahoma building was sold on April 13, 2005, and $9,585,397 in net sale proceeds has been allocated to the fund. The distribution planned for the fourth quarter 2005 includes $9,579,588 of these proceeds. The remaining $5,808 is being reserved for ongoing operations.

•	The Comdata building in Brentwood, Tennessee, outside Nashville, is 100% leased through May 2016.

•	The 111 Southchase Boulevard building in Greenville, South Carolina, is currently vacant. We are pursuing a number of market opportunities for this asset.

•	The Gartner building, located in Fort Myers, Florida, was sold on April 13, 2005, as part of a larger portfolio sale. The net sale proceeds allocated to the fund from this sale were $2,118,335. The distribution planned for the fourth quarter 2005 includes $2,117,051 of these proceeds. The remaining $1,284 is being reserved for ongoing operations.

•	The Johnson Matthey property was sold on October 5, 2004, and $1,653,361 in net sale proceeds has been allocated to Fund XII. Of these proceeds, $1,450,000 was distributed to the limited partners in May 2005. The remaining net sale proceeds will be included in the planned distribution in the fourth quarter 2005.

•	The Siemens building is located in Detroit, Michigan. The property is 100% leased, and the lease extends to 2010.

•	The 20/20 Building, located in Kansas City, Kansas, is currently vacant. We have engaged our local leasing team and are aggressively marketing this asset for lease.

For further information, please refer to Fund XII’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/04(3)
Per “Cash-Preferred” Unit	$10	$5.01	N/A	$0.00	$8.39
Per “Tax-Preferred” Unit	$10	$0.00	$3.96	$2.40	$10.35

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.
(2)	This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2004 Form 10-K for this partnership. The 12/31/04 unit values have been adjusted for the May NSP distribution of $0.00 per “Cash-Preferred” unit and approximately $2.40 per “Tax-Preferred” unit.

ANNUALIZED YIELD — PER “CASH-PREFERRED” UNIT

AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	7.25%	5.00%	—	—	—
2004	8.50%	6.00%	6.00%	6.00%	6.63%
2003	8.75%	8.25%	9.00%	9.00%	8.75%
2002	9.50%	9.50%	9.25%	9.25%	9.38%
2001	8.75%	9.25%	9.25%	9.50%	9.19%
2000	6.47%	7.49%	8.25%	8.50%	7.68%
1999	0.00%	0.00%	10.22%	11.48%	6.98%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2004	2003	2002	2001	2000	1999
3.84%	9.68%	9.11%	7.31%	6.11%	3.55%

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFLYPROFCTSHQ205-07	© 2005 Wells Real Estate Funds